UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2006

Globix Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-14168	13-3781263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

139 Centre Street, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 334-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 29, 2006, Globix Corporation, a Delaware corporation ("Globix"), sold its New York City headquarters, located at 139 Centre Street, New York, New York, to Angelo Gordon Real Estate Inc. (the "Buyer") for $51,837,500 in cash, after reducing the agreed $55 million fair market value of the property by $3,162,500 in partial satisfaction of amounts owed to the former owner of the property on account of the sale. The net proceeds of the transaction, after repayment of the outstanding mortgage, the remaining payment owed to the former owner of the property, and costs and expenses related to the transaction, will be used by Globix to pay down indebtedness and for other corporate purposes. The sale took place pursuant to the terms of a Purchase and Sale Agreement, dated September 11, 2006 (the "Purchase and Sale Agreement"), by and between ATC Merger Corp., a wholly owned subsidiary of Globix, and the Buyer. The headquarters location consists of three plots on Centre and Lafayette Streets in Manhattan. The Buyer has agreed to allow Globix to maintain operations in the facility through May 31, 2007 in order to finalize alternative arrangements for the business of Globix conducted at this facility.

A copy of the Purchase and Sale Agreement was attached as Exhibit 10.1 to the Current Report on Form 8-K of Globix filed with the Securities and Exchange Commission on September 15, 2006.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Form of Purchase and Sale Agreement, dated September 11, 2006 between Globix Corporation and Angelo Gordon Real Estate Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Globix Corporation filed on September 15, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2006	Globix Corporation

By: /s/Peter K. Stevenson
Name: Peter K. Stevenson
	Title:	Chief Executive Officer